	[Servotronics, Inc. Letterhead]	Exhibit 99.1

May 15, 2008	SERVOTRONICS, INC. (AMEX– SVT) ANNOUNCES RECORD

1ST QUARTER RESULTS FOR 2008

Elma, NY – Servotronics, Inc. (AMEX – SVT) reported record net income of $853,000 (or $0.44 per share – Basic, $0.40 per share Diluted) on record revenues of $8,985,000 for the first quarter ended March 31, 2008 as compared to net income of $204,000 (or $0.10 per share Basic and Diluted) on revenues of $6,530,000 for the comparable period ended March 31, 2007.  The Company attributes the increased revenue and net income to increased shipments at both the Advanced Technology Group (ATG) and its Consumer Products Group (CPG) and aggressive cost containment.  Both groups develop and sell proprietary products for both commercial and Government applications.  Government contracts, especially at the CPG, continue to be volatile from time to time and may vary significantly from reporting period to reporting period.  SVT proprietary products continue to be developed for current and new customers in a wide range of applications.

The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, medical, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications – domestic and foreign.

SVT is continuing its aggressive business development efforts in both the ATG and CPG.  New products and modifications of existing products are continuing at an aggressive pace.  Consistent with the approved practice, all developmental costs are expensed as they are incurred.  In some cases there is a significant time period before the SVT developed products enter the production phase and the full benefits thereof are experienced.

As previously reported on January 31, 2008, the Company announced that its Board of Directors declared a $0.15 per share cash dividend. The dividend was paid on March 14, 2008 to shareholders of record on February 20, 2008. This dividend does not represent that the Company will pay dividends on a regular or scheduled basis.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.